Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2016 FINANCIAL RESULTS

WALLA WALLA, Wash., November 17, 2016 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for fiscal 2016 and the fourth quarter ended September 30, 2016.

Fiscal 2016 Overview
Net sales for fiscal 2016 were $120.0 million, an increase of $17.1 million, or 17% compared to the $102.9 million reported for fiscal 2015. The Company reported a net loss for fiscal 2016 of $697,000, or $0.11 per diluted share, compared to a net loss of $5.0 million, or $0.80 per diluted share, for fiscal 2015.

For the 2016 fiscal year, gross profit was $36.0 million, compared to $28.8 million for fiscal 2015, or 30.0% and 28.0%, respectively, of net sales.

Operating expenses for the year ended September 30, 2016 were $36.2 million, or 30.2% of net sales, compared to $36.2 million, or 35.2% of net sales, for fiscal 2015.

Fourth Quarter Overview
Net sales for the three months ended September 30, 2016 were $30.5 million, an increase of $0.1 million, or 0.3%, compared to the $30.4 million reported for the same quarter last year. The Company reported net earnings for the fourth quarter of $515,000, or $0.08 per diluted share, compared with a net loss of $1.5 million, or $0.24 per diluted share, in the same period a year ago.

Gross profit for the fourth quarter of fiscal 2016 was $9.9 million, compared to $8.4 million in the corresponding period last year, or 32.6% compared to 27.6%, respectively, of net sales.

Operating expenses for the quarter ended September 30, 2016 were $8.8 million, or 29.0% of net sales, compared to $10.2 million, or 33.7% of net sales, in the same quarter last year.

Orders and Backlog
Orders received for the fiscal year ended September 30, 2016 were $128.7 million, compared to $114.8 million in fiscal 2015. New orders received during the fiscal 2016 fourth quarter were $36.5 million, compared to $30.6 million in the same period last year. As of September 30, 2016, the Company's backlog was $40.4 million, compared to $30.7 million at September 30, 2015.

Jack Ehren, President and Chief Executive Officer, commented, “We are encouraged by our overall company-wide execution in the fourth quarter of fiscal 2016. We realized improved results in all areas of our business during the quarter and fiscal year, including orders, net sales, gross margins, and operating results. We achieved our highest fourth quarter orders level ever at $36.5 million, and our annual orders of $128.7 million was the second largest orders year in the history of our Company. Our orders in the fourth quarter and fiscal year were extremely strong in the EMEIA region, driven by several significant strategic projects, most notably in the potato market. For fiscal 2016, orders in euros in the EMEIA region grew 26% over our prior record order level achieved in fiscal 2015. Orders in this region over the last two fiscal years have grown 66%. Our fourth quarter ending backlog of $40.4 million set a new Company record as the largest backlog entering a new fiscal year.”

Ehren further commented, “We continue to make significant market progress with our new VERYX® platform. During fiscal 2016, we won orders for VERYX chute- and belt-fed systems in all three of our core markets: processed potatoes, processed fruit and vegetables, and nuts and dried fruit. VERYX belt-fed orders received during the fourth quarter include significant wins for multiple systems at several strategic potato processing customer sites in Europe, demonstrating our increasing ability to serve the important EMEIA region. Subsequently, in fiscal 2017, we received an additional large European order for the VERYX platform in one of our core markets.”

Conclusion
Ehren concluded, “Our ongoing VERYX beta site testing at customer sites as well as customer demonstrations in our Innovation and Solutions Centers in both North America and Europe have been received very favorably by our customers in all of our core markets. We expect that these positive customer experiences will continue to drive important orders throughout fiscal 2017. We remain committed and focused on executing our long-term strategy, and generating positive returns for the Company and our shareholders.”

Conference Call
The Company's conference call related to the fiscal 2016 year-end and fourth quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, November 17, 2016.

To access the audio webcast:

Phone -	Q&A participation:
Toll-Free: 877-341-5668
International: 224-357-2205
Internet - Audio webcast: http://edge.media-server.com/m/p/n7vhqo5y

Replay - Available through Thursday, December 1, 2016
Audio replay: http://edge.media-server.com/m/p/n7vhqo5y

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of automation systems including digital sorters, conveyors, and other processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, and governmental risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results; failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact Information:
Jeff Siegal
Senior Vice President and Chief Financial Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362 USA
Tel: 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015

Net sales	$120,040	$102,925	$30,520	$30,443
Cost of sales	83,994	74,111	20,577	22,048
Gross profit	36,046	28,814	9,943	8,395
Operating expenses:
Sales and marketing	16,389	17,037	4,096	4,694
Research and development	10,615	9,560	2,704	3,006
General and administrative	8,070	8,104	1,809	2,192
Amortization of intangibles	1,121	1,484	234	357
Total operating expenses	36,195	36,185	8,843	10,249
Gain (loss) on disposition of assets	(1)	13	(11)	2
Income (loss) from operations	(150)	(7,358)	1,089	(1,852)
Other income (expense)	(1,004)	(621)	(245)	(393)
Earnings (loss) before income taxes	(1,154)	(7,979)	844	(2,245)
Income tax expense (benefit)	(457)	(2,960)	329	(705)
Net earnings (loss)	$(697)	$(5,019)	$515	$(1,540)
Net earnings (loss) per share
- basic	$(0.11)	$(0.80)	$0.08	$(0.24)
- diluted	$(0.11)	$(0.80)	$0.08	$(0.24)

Shares used in per share calculation - basic	6,332	6,295	6,403	6,356
Shares used in per share calculation - diluted	6,332	6,295	6,403	6,356

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2016	September 30, 2015
Cash and cash equivalents	$10,491	$7,726
Trade accounts receivable, net	14,024	14,836
Inventories	30,687	31,297
Deferred income taxes	3,934	3,972
Income tax receivable	59	65
Prepaid expenses and other assets	3,226	4,043
Total current assets	62,421	61,939
Property, plant and equipment, net	13,789	14,799
Deferred income taxes	3,001	2,917
Intangibles and other assets, net	5,149	6,221
Investment in Proditec	1,127	1,127
Goodwill	10,277	10,223
Other Assets	220	320
Total assets	$95,984	$97,546

Accounts payable	$7,381	$10,800
Accrued payroll liabilities and commissions	4,932	5,452
Customers' deposits	9,139	4,712
Accrued customer support and warranty costs	2,197	2,618
Income tax payable	—	2
Current portion of long-term debt	587	705
Customer purchase plans	1,124	1,506
Other accrued liabilities	956	1,313
Total current liabilities	26,316	27,108
Long-term debt	4,565	5,149
Deferred income taxes	1,761	2,144
Other long-term liabilities	348	408
Shareholders' equity:
Common stock	34,237	32,676
Warrants	—	665
Retained earnings	30,548	31,245
Accumulated other comprehensive income (loss)	(1,791)	(1,849)
Total shareholders' equity	62,994	62,737
TOTAL	$95,984	$97,546

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